EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-141421 on Form N-1A of our report dated February 19, 2008, relating to the financial statements of Bear Stearns Active ETF Trust, including Bear Stearns Current Yield Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Other Service Providers” in the Prospectus and “Fund Service Providers” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 21, 2008